Apyx Medical Corporation Reports Preliminary Full Year and Fourth Quarter 2020 Revenue Results
Advanced Energy Sales of approximately $9.5 to $9.8 million in Q4, up 39% to 43% year-over-year

CLEARWATER, FL — JANUARY 13, 2021 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported preliminary revenue results for the full year and fourth quarter ended December 31, 2020.

Preliminary Fourth Quarter 2020 Revenue Summary:

•Total Q4 revenue in a range of approximately $10.9 to $11.3 million, up approximately 30% to 35% year-over-year.
◦Advanced Energy revenue in a range of approximately $9.5 to $9.8 million, up approximately 39% to 43% year-over-year.
◦OEM revenue in a range of approximately $1.35 to $1.45 million, down approximately 5% to 11% year-over-year.

Preliminary Full Year 2020 Revenue Summary:

•Total revenue in a range of approximately $27.1 to $27.5 million, down approximately 3% to 4% year-over-year.
◦Advanced Energy revenue in a range of approximately $21.9 to $22.2 million, down approximately 2% to 4% year-over-year.
◦OEM revenue in a range of approximately $5.25 to $5.35 million, down approximately 4% to 5% year-over-year.

Management Comments:

“Our fourth quarter preliminary total sales growth of approximately 30% to 35% year-over-year was driven by approximately 39% to 43% growth in our Advanced Energy business as a result of strong demand for our innovative Helium Plasma Technology products by our cosmetic surgery customers in both the U.S. and international markets,” said Charlie Goodwin, President and Chief Executive Officer. “Despite the continued challenges in our operating environment due to the impacts of the COVID-19 pandemic, we saw strong utilization of our Renuvion® handpieces which led to sales of handpieces increasing 80% year-over-year in the U.S. and increasing 75% year-over-year outside the U.S. in the fourth quarter. While our global handpiece sales trends in the fourth quarter were impressive, the pace of the global recovery continues to impact the demand for generators. Generator sales increased more than 20% year-over-year in the fourth quarter driven by 80% sales growth to international customers, including shipments to customers in international markets which we entered into over the last nine months of 2020. While improving trends in the U.S. fueled significant improvement in generator demand on a sequential basis, generator sales to U.S. customers were still down year-over-year in the fourth quarter.”

Mr. Goodwin continued: “I am proud of the Apyx Medical team as the strong revenue performance we have reported in 2020 is a direct result of their strong execution and continued dedication to supporting our customers during this challenging time. We look forward to continued improvement in the global operating environment and believe our prospects for 2021 are highly attractive. With an estimated $1.5 billion addressable market opportunity in the U.S. alone, an expanded addressable market opportunity outside the U.S. with a number of new international registrations in 2020, and a strong balance sheet, we continue to believe we are uniquely positioned, longer-term, to drive strong, sustained growth and improving profitability, into the future.”

This press release includes Apyx Medical Corporation’s preliminary revenue results for the quarter and year ended December 31, 2020. Apyx Medical plans to release its fourth-quarter and full year 2020 results in late March 2021.

Actual fourth-quarter and full year 2020 revenue results are subject to completion of the Company’s year-end financial closing procedures and review and audit procedures by the Company’s independent registered public accounting firm.

Investor Relations Contact:

Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The Company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers surgeons and physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2019. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.